Exhibit 10.59

InterMune, Inc.

TO:	Larry Blatt
FROM:	Stephen N. Rosenfield
RE:	Bonus Plan
DATE:	May 22, 2002

Set forth below is your bonus plan from InterMune, Inc. (the “Company”) for the calendar years 2003-2007 (the “Bonus Plan”).

1.             Annual Bonus:

You are eligible to earn an annual bonus for calendar years 2003-2007.  Each annual bonus shall be a minimum of 24.7159% of your starting salary of $232,500.  Any percentage above the minimum annual bonus shall be determined in the Company’s sole and absolute discretion.  Each bonus will be paid before June 30 of the applicable year.  In addition to the bonus payments, you will also receive an additional payment to cover one half of the income taxes resulting from any bonus payment (the “Gross-Up Payment”), which shall be paid within thirty (30) days of any bonus payment.  You must be employed by the Company at the time the bonus is payable in order to earn and receive the annual bonus and Gross-Up payments.

2.             At-Will Employment

You understand that this Bonus Plan does not constitute a guarantee of continued employment with the Company, and that your employment relationship with the Company is at-will.  As such, either you or the Company may terminate your employment at any time and for any reason, either with or without cause or advance notice.  In addition, the Company retains the right to modify your compensation and benefits, other than this Bonus Plan, within its sole discretion, upon notice to you.

Agreed and Accepted:

/s/ Larry Blatt	Date:	May 23, 2002
Print Name: Larry Blatt